================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               ALLEN TELECOM INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ALLEN TELECOM INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

[ALLEN TELECOM LOGO]

Philip Wm. Colburn
Chairman of the Board

                                                                  March 19, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Allen Telecom Inc. which will be held at the Cleveland Marriott at Key Center, 127 Public Square, Cleveland, Ohio on Friday, May 1, 1998 at 9:30 A.M. The purposes of the meeting are set forth in the accompanying notice and proxy statement.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                                           Sincerely,

                                       /s/ Philip Wm. Colburn
                                           PHILIP WM. COLBURN
                                           Chairman of the Board

                               ALLEN TELECOM INC.
                            25101 CHAGRIN BOULEVARD
                             BEACHWOOD, OHIO 44122

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 1, 1998

                                                                  March 19, 1998

To the Common Stockholders of
ALLEN TELECOM INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Allen Telecom Inc. will be held at the Cleveland Marriott at Key Center, 127 Public Square, Cleveland, Ohio, on Friday, May 1, 1998, at 9:30 A.M., local time, for the following purposes:

          1. To elect a Board of nine directors;

          2. To approve an amendment to increase the number of shares available under the Company's 1992 Stock Plan;

          3. To ratify the appointment of Coopers & Lybrand L.L.P. as auditors for the Company for the year ending December 31, 1998; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on Wednesday, March 4, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. The giving of such proxy will not affect your right to revoke the proxy or to vote in person if you attend the meeting.

                                            By order of the Board of Directors

                                                    MCDARA P. FOLAN, III
                                                         Secretary

                               ALLEN TELECOM INC.
                            25101 CHAGRIN BOULEVARD
                             BEACHWOOD, OHIO 44122
                            ------------------------

                                PROXY STATEMENT

                                                                  March 19, 1998

     The accompanying proxy is solicited on behalf of the Board of Directors of Allen Telecom Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 1, 1998, or at any adjournment thereof. Any proxy received pursuant to this solicitation may be revoked by the stockholder executing it by notifying the Secretary of the Company before it is voted at the Annual Meeting, by duly executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed March 4, 1998 as the record date for the determination of holders of Common Stock, $1.00 par value, of the Company ("Common Stock") entitled to vote at the meeting. At the close of business on that date, the Company had outstanding 27,291,743 shares of Common Stock (exclusive of 2,445,357 shares held in its treasury). Each share of Common Stock will be entitled to one vote at the meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock will constitute a quorum.

     At the Annual Meeting, the results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation, as amended, and By-Laws, as amended, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will not be treated as a vote for or a vote against any of the proposals to which such broker non-vote applies.

     This proxy statement and the accompanying proxy are first being mailed on or about March 19, 1998.

                             ELECTION OF DIRECTORS

     Nine directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their successors have been elected and qualified. The Board of Directors proposes election of the persons listed below, all of whom are currently directors. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director; however, if that should occur, the proxies will be voted for the election of such other person or persons as are nominated by the Board of Directors, unless the Board reduces the number of directors. The nine nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected.

INFORMATION REGARDING NOMINEES

         NAME, AGE AND DATE                              PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
       FIRST BECAME A DIRECTOR                                    AND OTHER DIRECTORSHIPS
       -----------------------                           -----------------------------------------
Philip Wm. Colburn (69)..............    Chairman of the Board, Allen Telecom Inc., since December 6, 1988 and a
April 29, 1975                             consultant to the Company since December 31, 1991. Mr. Colburn was also
                                           Chief Executive Officer of the Company from March 9, 1988 to February
                                           26, 1991 and President from March 9, 1988 to December 5, 1989. Mr.
                                           Colburn was President, PWC Associates, management consulting, Los
                                           Angeles, California, from June 1981 to March 9, 1988. He had been
                                           Executive Vice President of the Company from February 1976 to June 1981 and thereafter until March 9, 1988 was a consultant to the Company. Mr.
                                           Colburn is also a director of Earl Scheib, Inc., Spinnaker Industries,
                                           Inc., Superior Industries International, Inc. and TransPro, Inc.

         NAME, AGE AND DATE                              PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
       FIRST BECAME A DIRECTOR                                    AND OTHER DIRECTORSHIPS
       -----------------------                           -----------------------------------------
Dr. Jill K. Conway (63)..............    Visiting Scholar, Program in Science, Technology and Society, Massachu-
April 28, 1987                             setts Institute of Technology, Cambridge, Massachusetts, since July
                                           1985. Dr. Conway was President of Smith College, Northampton,
                                           Massachusetts, from July 1975 to July 1985. Dr. Conway is also a director of Arthur D. Little, Inc., Colgate-Palmolive Company, Merrill
                                           Lynch & Co. and Nike Inc.
Albert H. Gordon (96)................    Advisor and director, Deltec Inc., a money manager, New York, New York,
December 6, 1971                           since January 1997 and 1980, respectively. Mr. Gordon was Advisory
                                           Director, Investment Banking Division of PaineWebber Incorporated,
                                           investment bankers, New York, New York, from January 1995 to January
                                           1997. He was Honorary Chairman, Kidder, Peabody Group Inc., investment bankers, New York, New York, from October 1986 to January 1995, and
                                           Chairman of the Board of Kidder, Peabody & Co. Incorporated, the
                                           predecessor of Kidder, Peabody Group Inc., from 1957 to October 1986.
William O. Hunt (64).................    Chairman of the Board, Chief Executive Officer and director, Intellicall,
September 10, 1992                         Inc., a manufacturer of network and customer premise equipment, such as intelligent pay phones and intelligent network platforms, and pro-
                                           vider of long distance resale, operator and prepaid calling services,
                                           Dallas, Texas, since December 1992. Mr. Hunt was Chairman of the Board and director, Hogan Systems, Inc., a designer of integrated online application software products for financial institutions, Dallas,
                                           Texas, from August 1990 to August 1993, and Vice Chairman of the Board
                                           and director, Hogan Systems, Inc., from August 1993 to March 1996. Mr.
                                           Hunt was Chairman of the Board, Chief Executive Officer and President
                                           of Alliance Telecommunications Corporation, a manufacturer of wire-
                                           less telecommunications products, Dallas, Texas, from July 1989 until its acquisition by the Company on July 30, 1992, and Chairman of the
                                           Board and Chief Executive Officer from February 1986 to October 1988.
                                           Mr. Hunt is also a director of American Homestar Corporation, Dr.
                                           Pepper Bottling Holdings, Inc. and DSC Communications Corporation.
J. Chisholm Lyons (70)...............    Counsel, Smith Lyons, barristers and solicitors, Toronto, Canada. Mr.
October 27, 1969                           Lyons was a partner of the law firm for 31 years until May 1, 1993 and has been counsel to the law firm since that date. Mr. Lyons has been
                                           Vice Chairman of the Board of Allen Telecom Inc. since September 1979.
                                           He was an employee of the Company from September 1979 to September 30,
                                           1989 and is presently a consultant to the Company.
John F. McNiff (55)..................    Vice President-Finance and director, Dover Corporation, a manufacturer of
June 14, 1995                              industrial products and equipment, New York, New York, since 1983 and
                                           1996, respectively. Mr. McNiff is also a director of the Haven Fund, a public mutual fund.
Robert G. Paul (56)..................    President and Chief Executive Officer, Allen Telecom Inc., since February
March 6, 1990                              26, 1991. Mr. Paul was President and Chief Operating Officer of the
                                           Company from December 5, 1989 to February 26, 1991, Senior Vice
                                           President-Finance from April 1987 to December 5, 1989, Vice Presi-
                                           dent-Finance from January 1987 to April 1987 and a Vice President from
                                           1974 to January 1987. He was also President of the Antenna Specialists
                                           Company division of the Company from 1978 to June 1990. Mr. Paul is also a director of Dynatech Corporation.

         NAME, AGE AND DATE                              PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
       FIRST BECAME A DIRECTOR                                    AND OTHER DIRECTORSHIPS
       -----------------------                           -----------------------------------------
Charles W. Robinson (78).............    Chairman, Robinson & Associates Inc., a venture capital investment firm,
April 24, 1979                             Santa Fe, New Mexico, since January 1989, Chairman, Energy Transition
                                           Corporation, energy consultants, Santa Fe, New Mexico, since January
                                           1979 and President, Dyna Yacht Inc., sailboat designer, San Diego,
                                           California, since early 1991. Mr. Robinson is also a director of Nike
                                           Inc.
William M. Weaver, Jr. (86)..........    Limited Partner Emeritus, Alex. Brown & Sons Incorporated, investment
April 21, 1970                             bankers, New York, New York, since February 1986. Mr. Weaver was a general partner of Alex. Brown & Sons, the predecessor of Alex. Brown &
                                           Sons Incorporated, from 1966 until 1986.

INFORMATION REGARDING BOARD OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, whose members are elected annually by the stockholders. During 1996, the Board of Directors of the Company had Audit, Management Compensation and Nominating Committees.

     Dr. Conway and Messrs. Gordon and Weaver are the members of the Management Compensation Committee; and Dr. Conway and Messrs. Lyons and Weaver are the members of the Nominating Committee. Messrs. Hunt, McNiff and Robinson are the current members of the Audit Committee. The Board of Directors appointed Mr. Hunt to succeed George A. Chandler as a member of the Audit Committee at its meeting held on June 25, 1997. Mr. Chandler resigned as a member of the Board of Directors and the Audit Committee on June 25, 1997.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews the degree of their independence from the Company; approves the scope of the audit engagement, including the cost of the audit; reviews any non-audit services rendered by the auditors and the fees therefor; reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with the Company's financial staff and the extent to which recommendations made by the internal audit staff or by the independent auditors have been implemented.

     The Management Compensation Committee recommends to the Board salaries and incentive compensation awards for officers of the Company and its subsidiaries; reviews and approves guidelines for the administration of incentive compensation programs for other management employees; makes recommendations to the Board with respect to major compensation programs; administers the Company's 1982 Stock Plan, as amended (the "1982 Stock Plan"), the Company's 1992 Stock Plan, as amended (the "1992 Stock Plan"), and the Company's Key Management Deferred Bonus Plan (the "KMDB Plan") and grants stock options and restricted shares of the Company's Common Stock under the 1992 Stock Plan; and issues the Report on Executive Compensation required to be included in the Company's proxy statement by the rules of the Securities and Exchange Commission. The Management Compensation Committee's Report on Executive Compensation for 1997 is set forth on pages 5 to 8 of this proxy statement.

     The Nominating Committee selects and recommends to the Board nominees for election as directors and considers the performance of incumbent directors in determining whether to recommend them for nomination for re-election. The Nominating Committee has recommended all incumbent directors for re-election at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders for election at the 1999 Annual Meeting of Stockholders that are submitted prior to the end of 1998 to the Secretary of the Company at the Company's offices, 25101 Chagrin Boulevard, Beachwood, Ohio 44122. Any such recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of such person to serve if nominated and elected.

     During 1997, the Board of Directors of the Company held five meetings, the Audit Committee held three meetings, the Management Compensation Committee held three meetings, and the Nominating Committee held one meeting. All of the directors attended 75 percent or more of the meetings held by the Board of Directors and by the Committees on which they served during 1997.

COMPENSATION OF DIRECTORS

     Each director of the Company (other than Messrs. Colburn and Lyons, who are consultants to the Company, and Mr. Paul, who is an employee of the Company) is paid $15,000 per year for his or her services as a director and $1,000 for each meeting of the Board of Directors attended. Each member of the Audit Committee is paid $2,000 per year, each member of the Management Compensation Committee is paid $3,000 per year, and each member of the Nominating Committee (other than Mr. Lyons) is paid $1,000 per year, for his or her services as such member, and each such Committee member (other than Mr. Lyons) is paid $500 for each meeting of a Committee attended. Directors are not paid fees for their participation in meetings by conference telephone or for actions by unanimous written consent. Each director and Committee member is reimbursed for travel and related expenses incurred in attending meetings.

     The stockholders approved the Allen Telecom Inc. 1994 Non-Employee Directors Stock Option Plan (the "Directors Option Plan") at the Company's 1994 Annual Meeting of Stockholders. Prior to February 17, 1998, the Directors Option Plan provided that each year, on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, re-elected or continuing as a director who is not a current or former employee of the Company automatically receives a nonqualified stock option for 1,000 shares of Common Stock. On February 17, 1998, the Board of Directors amended the Directors Option Plan to increase the number of options automatically granted each year to such directors to 3,000. The Directors Option Plan also permits discretionary grants to directors who are not current employees of, but were previously employed by, the Company. On May 2, 1997, Dr. Conway and Messrs. Gordon, Hunt, McNiff, Robinson and Weaver each received a non-qualified stock option for 1,000 shares of Common Stock of the Company under the Directors Option Plan at an exercise price of $20.00 per share. Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. In addition, each of the foregoing options becomes immediately exercisable upon the death of the optionholder prior to the expiration of such option or upon the cessation of such optionholder's service as a director of the Company six months or more after the date of grant and prior to the expiration of such option.

     The Company maintains a Matching Gift Program for the benefit of the directors of the Company. Pursuant to the Matching Gift Program, in 1997, the Company matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

     Mr. Colburn was employed as Chief Executive Officer of the Company until February 26, 1991, and as Chairman of the Board of the Company until December 31, 1991, pursuant to an employment agreement that was entered into in 1988. On December 31, 1991, Mr. Colburn elected to terminate his status as an employee of the Company (although he continues as Chairman of the Board of the Company) and to provide post-employment consulting services to the Company pursuant to his consulting agreement described below. Mr. Colburn's employment agreement provides that the Company will continue to provide Mr. Colburn and his spouse medical and hospitalization benefits for their lives at least equal to the benefits they were entitled to while he was an employee of the Company and will provide life insurance coverage on Mr. Colburn for his life in an amount equal to five times his 1991 salary, which is the amount of life insurance that the Company provided to Mr. Colburn while he was an employee of the Company and the same level of life insurance that the Company provides to all its officers and key employees. The Company is fulfilling its obligations to provide such life insurance benefits to Mr. Colburn pursuant to the terms of a Split Dollar Insurance Agreement between the Company and Mr. Colburn.

     Mr. Colburn's employment agreement provides for mandatory arbitration of all disputes relating to his employment agreement, his post-employment consulting agreement described below or his supplemental pension benefit agreement described on page 14 hereof and requires the Company to pay all reasonable legal expenses incurred by Mr. Colburn in connection with resolution of disputes under the agreements.

     Pursuant to an agreement entered into in 1976, and subsequently amended, Mr. Colburn provided post-employment consulting services to the Company for several years prior to March 9, 1988, when he became Chief

Executive Officer of the Company, and has provided and will continue to provide post-employment consulting services to the Company for an additional period that commenced upon termination of his employment, which was December 31, 1991, through December 31, 1998 and continuing thereafter for successive periods of 12 months each, unless either the Company or Mr. Colburn gives at least three months notice to the contrary. The agreement provides for the payment by the Company to Mr. Colburn annually, during the consulting period, of $248,605, increased each June 30 during the consulting period for increases in the consumer price index, and, except after a "Change in Control" of the Company (as defined below on page 16 of this proxy statement), reduced to the extent of any benefits paid to him prior to January 1, 1994 under his supplemental pension benefit agreement described on page 14 hereof but not reduced by any benefits paid to him under the Allen Telecom Inc. Corporate Retirement Plan. During 1997, the Company paid Mr. Colburn $290,489 in consulting fees and furnished him an automobile at the Company's expense. In addition, during the consulting period, the Company provides Mr. Colburn with furnished office space and support services while he is performing consulting services. During the consulting period, Mr. Colburn is required to furnish consulting services to the Company for up to 34 percent of his time each year, except when he is engaged in governmental service or charitable work, during which periods consulting services and compensation will be suspended, and he has agreed not to engage in or be employed by any business in competition with the Company during the term of his agreement. If the Company breaches any material provision of the consulting agreement and such breach continues for at least 30 days after notice to the Company, all benefits under the consulting agreement become nonforfeitable, and the Company will pay Mr. Colburn an amount equal to the present value of all remaining consulting compensation for the remaining consulting period.

     Pursuant to an agreement entered into in September 1989, as amended in 1990, Mr. Lyons provides post-employment consulting services to the Company for the period that commenced upon termination of his employment, which was September 30, 1989, through September 30, 1992 and continuing thereafter for successive periods of 12 months each, unless either the Company or Mr. Lyons gives at least three months notice to the contrary. No such notice was given by either party in 1997. The agreement provides for the payment by the Company to Mr. Lyons annually, during the consulting period, of $25,000. In addition, during the consulting period, the Company includes Mr. Lyons in the Company's life, medical and hospitalization and disability insurance benefit plans and furnishes him an automobile at the Company's expense. During the consulting period, Mr. Lyons is required to furnish consulting services to the Company for up to 10 percent of his time each year, and he has agreed not to engage in or be employed by any business in competition with the Company during the term of his agreement.

     The Company also has entered into supplemental pension benefits agreements with Messrs. Colburn and Lyons. For a description of the terms of these agreements, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Retirement Plans -- Other Supplemental Pension Benefits Agreements" on page 14 of this proxy statement.

     For additional information with respect to the directors of the Company, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Transactions with Executive Officers and Directors" on page 18 and "STOCK OWNERSHIP -- Directors and Officers" on pages 19 to 20, of this proxy statement.

            EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Pursuant to the proxy rules promulgated by the Securities and Exchange Commission designed to enhance disclosure of corporations' policies toward executive compensation, Dr. Conway (Chair) and Messrs. Gordon and Weaver, as members of the Management Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), submit the following report outlining the Company's compensation plans and policies as they pertain to Robert G. Paul, President and Chief Executive Officer of the Company, and the other executive officers of the Company:

     The Company's executive compensation plans have been designed to attract, retain and reward high caliber executives who will formulate and execute the business plans of the Company in a manner that will provide the stockholders of the Company with a satisfactory return while assuring that the Company's executive compensa-tion levels are fair and appropriate to both its executives and its stockholders. With these goals in mind, the Company's compensation plans and policies have been designed to ensure that total executive compensation is linked significantly to the performance of the Company, as measured by both the operating performance of the Company and the increase in the value of its shares. Although the Compensation Committee recognizes that improvement in operating performance and higher stock prices do not necessarily move in tandem over the short term, we expect that the two measurements will correlate over the long term.

     The Compensation Committee regards stock ownership by the Company's executive officers, encouraged by equity-based compensation plans, as an effective way to align the interests of the executive officers with those of the stockholders of the Company. Accordingly, the Compensation Committee does not plan to pay above-average base salaries to its executive officers. The Committee does expect to utilize performance-oriented and equity-based compensation to reward outstanding performance.

     By receiving some equity-based compensation during their term of employment by the Company, executive officers of the Company should become larger holders of Company stock. The use of equity-based compensation is intended to strengthen their identification with the stockholders of the Company and make increasing stockholder value a continuing focus for the Company's management group. The Compensation Committee considers that equity-based compensation, combined with a focus on the operating performance of the Company, will have a long-term impact on improving the Company's financial results and increasing its stockholder value.

  Stock Ownership Guidelines

     In early 1994, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executive officers should hold shares of the Company's Common Stock in varying amounts as a multiple of salary, ranging from a minimum of five times annual salary for the Chief Executive Officer to one times annual salary for key executives below the Vice President level.

     The Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Even though the guidelines have provided for a transition period of up to 10 years for the suggested levels to be met, we note that as of year end 1997 many of the key executives exceeded their ownership guidelines and as a group continued to accumulate shares of the Company's Common Stock. The Compensation Committee intends to continue to monitor each executive's progress towards these guidelines and will consider each executive's progress towards achieving these guidelines when deciding on future stock option awards and equity grants.

  Measuring Performance

     The evaluation of the performance of the key executive officer group, and the Chief Executive Officer in particular, is primarily based on measurable criteria and, to a lesser extent, certain subjective criteria. The measurable criteria include both the total return to stockholders, determined by changes in the stock price and any dividends which may be paid, and the financial performance of the business, determined by sales growth, the amount of earnings per share, the return on equity and the rate of increase in earnings per share.

     Because of the dynamic nature of many of the Company's businesses and the desire to focus on long-term objectives, these criteria are measured over one-year, three-year, five-year and longer periods. When evaluating performance with regard to an increase in base salary, the Compensation Committee assigns more weight to longer-term results, i.e., three and five-year comparisons, than to the results of a single year. It also considers comparisons of salaries for similar positions in companies of comparable size, as well as changes in the cost of living. When determining an annual incentive bonus, the Compensation Committee places more weight on the performance of the year just completed, with significantly less weight on the longer-term results.

     The ordinary after-tax earnings from continuing operations in 1997, excluding an extraordinary charge of $.02 per share and a one-time special charge of $.22 per share, of $30 million and $1.10 per share was 29% higher than 1996 comparable results. The pre-tax earnings, before interest, minority interest and the above-mentioned special charges, were $56.4 million, 15% above 1996 results, and higher than any other year in the Company's history. The Company's return on equity from continuing operations (before the above-mentioned special charge) of 12.2% increased from the past year's 10.7%.

     At the end of 1997, the Company's Common Stock price was $18.4375, representing a one-year decrease in stockholder value based on stock price and dividends of 17%. The longer-term performance saw the three-year average annual decrease in stockholder value equal 4%, the five-year average annual increase equal 10% and the 10-year average annual increase equal 20%.

     The subjective criteria utilized by the Board and Compensation Committee in evaluating the performance of the Company, the Chief Executive Officer and all other key executives of the Company, include but are not necessarily limited to:

      (i) the success of the Company in implementing and achieving its corporate strategic goals and the strategic goals of its individual businesses;

      (ii) the success in the development of management depth;

     (iii) the development and maintenance of timely communication and credibility with its stockholders, financial analysts and other outside audiences; and

      (iv) other items specific to each individual.

     The corporate executives are paid annual incentive bonuses commensurate with the Compensation Committee's evaluation of the Company's performance as described above. One half of the 1997 maximum incentive bonus for the corporate executives was based on the Company's 1997 earnings per share and the remaining half was based on subjective criteria. The 1997 earnings per share of $1.10 before a one-time special charge and an extraordinary charge was above the midpoint in the bonus range. The corporate executives' annual incentive bonuses averaged slightly above the midpoint for their positions, and were above 1996 bonuses. The median of these bonuses was 22% of salary.

     The annual performance bonuses for most of the senior managers who are responsible for specific operating businesses and subsidiaries within the Company are based primarily on the annual operating profits of their individual businesses as measured against their profit plans. Some non-financial objectives, mutually established by those executives and the Company's senior officers at the beginning of each year, are also evaluated. Bonuses for 1997 could have ranged from zero to 65% of salary. The largest bonus in 1997 was 59% of salary, and the median bonus for this group was 19% of salary.

  Compensation Study

     During 1997, the Compensation Committee engaged William M. Mercer Incorporated, a nationally recognized executive compensation consulting firm, to perform an extensive review of the Company's executive compensation practices. This review included an examination of the Company's practices and their consistency with general corporate practices and with the Compensation Committee's philosophy. Mercer utilized a number of national compensation surveys and private databases for companies of similar size to the Company as well as specific analysis of the compensation information contained in proxy statements of a number of companies in similar industries.

     This study indicated that the company's actual compensation practice was consistent with the Compensation Committee's philosophy, and competitive with the universe of companies used as comparators. As a result, the Company is increasing the amount of annual incentive bonus for 1998 related to earnings per share growth, but not making any major changes to executive compensation.

  Basis for Chief Executive Officer's Compensation

     Mr. Paul received a salary increase of $16,000 (a 4% increase) on January 1, 1997, which was based on the objective and subjective criteria discussed above, peer comparisons and cost of living factors.

     Mr. Paul's performance bonus of $182,000 for 1997, which was paid in cash in late February 1998, was 43% of his base salary. His employment agreement states that his performance bonus can range from 0% to 80% of base salary. Half of the maximum bonus for 1997 was based on achieving earnings per share growth over the $.86 earned from continuing operations in 1996 before deducting 1996's write-off of research and development in connection with an acquisition. The 1997 earnings per share before the special charges was $1.10 so Mr. Paul earned 80% of the objective portion of his bonus, and the remainder of his bonus paid was based on the continued success against the other subjective criteria.

     In April 1997, Mr. Paul was granted a non-qualified option for 30,000 shares at $17.00, the market price on the date of grant. This option was on the low end of the range recommended by the above-mentioned compensation study.

  Compliance with Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Compensation Committee and the Board of Directors intend to structure the compensation of its executive officers in a manner that should ensure that the Company does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

     The Company's salaries for its highest paid executives will be set, based on independent studies, at levels approximating the average for companies of comparable size in similar industries and, when added to annual bonus targets, are not expected to approach $1 million in the foreseeable future. The Company has been an early proponent of using more equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

     In February 1995, the Company's Board of Directors amended the 1992 Stock Plan incorporating maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). They also amended the 1992 Stock Plan to identify the performance measures to be used if the Compensation Committee decides to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m). These amendments were approved by the Company's stockholders at the Company's 1995 Annual Meeting.

     The incentive restricted stock grants made by the Company in 1993 and thereafter contain both time-based vesting and provisions for performance-based acceleration, and therefore are subject to the $1 million cap. These restricted stock grants, however, include provisions to ensure that the amount vested in any one year will not place the individual's earnings over the $1 million cap. The 1992 incentive restricted stock grants were grandfathered under Section 162(m). Thus, no tax deduction will be lost to the Company as a result of these restricted stock grants.

                                          Respectfully submitted,

                                          Dr. Jill K. Conway, Chair
                                          Albert H. Gordon
                                          William M. Weaver, Jr.

ANNUAL AND LONG-TERM COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued by the Company and its subsidiaries to those persons who were (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), for services rendered by them in all capacities in which they served the Company and its subsidiaries during 1995, 1996 and 1997. The number of restricted shares and options reported in the Summary Compensation Table set forth below (and the footnotes thereto), the Option/SAR Grants In Last Fiscal Year Table set forth on page 10 of this proxy statement, and the Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values Table set forth on page 11 of this proxy statement have been adjusted, to the extent applicable, for the

Spinoff Distribution declared by the Board of Directors of the Company on September 8, 1995 and paid to the holders of the Company's Common Stock of record on September 29, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                   -------------------------
                                                   ANNUAL COMPENSATION                            SECURITIES
                                          --------------------------------------    RESTRICTED    UNDERLYING
             NAME AND                                             OTHER ANNUAL        STOCK        OPTIONS/        ALL OTHER
        PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)(b)    SARS(#)     Compensation($)(c)
        ------------------         ----   ---------   --------   ---------------   ------------   ----------   ------------------
Robert G. Paul                     1997    421,000    182,000           (a)            -0-          30,000           83,049
  President and Chief              1996    405,000    130,000           (a)            -0-          32,400           83,049
  Executive Officer                1995    380,000    255,000           (a)            -0-          16,712           96,563
Erik H. van der Kaay               1997    262,000     76,000           (a)            -0-          17,000           61,232
  Executive Vice President         1996    252,000     47,000           (a)            -0-          18,500           67,011
                                   1995    240,000     65,000           (a)            -0-          17,826           64,924
Robert A. Youdelman                1997    260,000     91,000           (a)            -0-          17,000           71,346
  Executive Vice President,        1996    248,000     60,000           (a)            -0-          18,500           57,135
  Chief Financial Officer          1995    232,000    124,000           (a)            -0-           8,913           58,409
  and Assistant Secretary
McDara P. Folan, III               1997    156,000     34,000           (a)            -0-           5,700           16,915
  Vice President,                  1996    142,000     23,000           (a)            -0-           5,600           13,466
  Secretary and                    1995    135,000     45,000           (a)            -0-           5,571           13,466
  General Counsel
James L. LePorte, III              1997    174,000     49,000           (a)            -0-           7,500           19,109
  Vice President, Treasurer        1996    165,000     33,000           (a)            -0-           8,300           19,259
  and Controller                   1995    151,000     66,000           (a)            -0-           8,913           20,242

---------------

(a) Aggregate amount of such compensation is less than the lesser of $50,000 or 10 percent of the total annual salary and bonus reported for such Named Executive Officer under "Salary" and "Bonus" for such fiscal year.

(b) At December 31, 1997, the Named Executive Officers held 124,006 restricted shares of the Company's Common Stock in the aggregate, which are subject to forfeiture under certain circumstances for periods up to 10 years with an aggregate value (calculated by multiplying the number of restricted shares held by $18.4375, the closing market price of the Company's Common Stock on December 31, 1997) of $2,286,361 as follows: Mr. Paul (41,584 shares with a value of $766,705), Mr. van der Kaay (21,081 shares with a value of $388,681), Mr. Youdelman (25,909 shares with a value of $477,697), Mr. Folan (18,994 shares with a value of $350,202) and Mr. LePorte (16,438 shares with a value of $303,076). Dividends are paid on restricted shares of the Company's Common Stock at the same rate as paid on other outstanding shares of the Company's Common Stock.

(c) All Other Compensation includes $1,200 made as matching Company contributions for each of the Named Executive Officers under the Company's Employee Before-Tax Savings Plan for each of 1997, 1996 and 1995, as applicable. In addition, All Other Compensation includes (i) insurance premiums of $156 paid by the Company with respect to term life insurance for the benefit of each of the Named Executive Officers during each of 1997, 1996 and 1995, respectively, and (ii) the following amounts equal to the full dollar value of the remainder of the premiums paid by the Company in connection with life insurance policies issued pursuant to the Split Dollar Insurance Agreements between the Company and the following Named Executive Officers during 1997, 1996 and 1995, respectively, as applicable: Mr. Paul ($81,693, $81,693 and $95,207), Mr. van der Kaay ($59,876, $65,655 and
    $63,568), Mr. Youdelman ($69,990, $55,779 and $57,053), Mr. Folan ($15,559,
    $12,110 and $12,110) and Mr. LePorte ($17,753, $17,903 and $18,886). The
    premiums paid by the Company in connection with the life insurance policies issued pursuant to such Split Dollar Insurance Agreements set forth in the preceding sentence generally will be recovered in full by the Company upon the cancellation or purchase by a Named Executive Officer of any such life insurance policy or the payment of any death benefits under any such life insurance policy.

OPTIONS GRANTED IN 1997

     The following table sets forth information with respect to grants of options to purchase shares of the Company's Common Stock to the Named Executive Officers during 1997 pursuant to the Company's 1992 Stock Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                        -----------------------------------------------------------------        POTENTIAL REALIZABLE
                                           PERCENT OF                                              VALUE AT ASSUMED
                          NUMBER OF          TOTAL                                               ANNUAL RATES OF STOCK
                          SECURITIES      OPTIONS/SARS                                          PRICE APPRECIATION FOR
                          UNDERLYING       GRANTED TO      EXERCISE OR                              Option Term(b)
                         OPTIONS/SARS     EMPLOYEES IN      BASE PRICE       EXPIRATION     -------------------------------
         NAME            GRANTED (#)     FISCAL YEAR(%)       ($/SH)            DATE            5%($)            10%($)
         ----            ------------    --------------    -----------       ----------         -----            ------
Robert G. Paul              30,000(a)         6.0             17.00            4/27/07         320,736          812,809
Erik H. van der Kaay        17,000(a)         3.4             17.00            4/27/07         181,751          460,592
Robert A. Youdelman         17,000(a)         3.4             17.00            4/27/07         181,751          460,592
McDara P. Folan, III         5,700(a)         1.1             17.00            4/27/07          60,940          154,434
James L. LePorte, III        7,500(a)         1.5             17.00            4/27/07          80,184          203,202

---------------

(a) Each of these options was granted on April 25, 1997. Each of these options is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. If the optionee's employment by the Company or any of its subsidiaries terminates for any reason, this option may be exercised to the extent exercisable at the time of such termination of employment within three months after such termination of employment. If the optionee dies within such three-month period or if the termination of his employment is due to his death, this option may be exercised within one year after his death. Each of these options contains a tandem stock appreciation right providing that the Company will, if requested by the optionee prior to the exercise thereof and if approved by the Compensation Committee, purchase that portion of the option which is then exercisable at a price equal to the difference between the exercise price and the market price of the shares. The purchase price may be paid by the Company in either cash or Common Stock of the Company, or any combination thereof, as the Compensation Committee may determine. In addition, each of these options contains a tandem limited stock appreciation right exercisable six months after grant and immediately after a " Change in Control" of the Company (as defined below on page 16 of this proxy statement). Pursuant to this tandem limited stock appreciation right, the Company will purchase the option for cash at a price equal to the difference between the exercise price and the "market value" (as defined in the 1992 Stock Plan) of the shares covered by the option. Such market value generally is defined to relate to the highest market value of the Company's Common Stock during the period in which the circumstances giving rise to the exercise of the limited stock appreciation right occurred.

(b) The dollar amounts set forth in the columns are the result of calculations of the 5% and 10% rates set forth in the Securities and Exchange Commission's rules regarding the disclosure of executive compensation, and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. Actual gains, if any, on the exercise of this option is dependent on the future performance of the Company's Common Stock, as well as the applicable Named Executive Officer's continued employment throughout the vesting period.

OPTION EXERCISES AND 1997 YEAR-END VALUES

     The following table sets forth information with respect to (i) options to purchase shares of the Company's Common Stock granted under the Company's 1982 Stock Plan and 1992 Stock Plan, respectively, which were exercised by the Named Executive Officers during 1997, and (ii) unexercised options to purchase shares of the Company's Common Stock granted under the Company's 1982 Stock Plan and 1992 Stock Plan, respectively, to the Named Executive Officers and held by them at December 31, 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                                   OPTIONS/SARS                  MONEY OPTIONS/SARS AT
                            SHARES                            AT FISCAL YEAR-END (#)             Fiscal Year-End($)(b)
                         ACQUIRED ON         VALUE        -------------------------------   -------------------------------
         NAME            EXERCISE (#)    REALIZED($)(b)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
         ----            ------------    --------------    -----------     -------------     -----------     -------------
Robert G. Paul             24,510           378,452          259,031           93,038         2,635,573         118,953
Erik H. van der Kaay          (a)                --           45,122           44,412           356,786          24,438
Robert A. Youdelman         7,353           113,535           83,002           53,882           631,290          71,829
McDara P. Folan, III        8,913           136,852            2,786           14,085                 0           8,194
James L. LePorte, III       2,451            37,845           40,499           21,648           461,949          16,768

---------------

(a) Named Executive Officer did not exercise any options to purchase shares of the Company's Common Stock during 1997.

(b) The dollar values are calculated by determining the difference between the fair market value of the shares of the Company's Common Stock underlying the options and the exercise price of such options at exercise or at December 31, 1997, as applicable.

RETIREMENT PLANS

     Corporate Retirement Plan

     Participants in the Allen Telecom Inc. Corporate Retirement Plan (the "Retirement Plan") consist of a majority of the full-time employees of the Company and its subsidiaries in the United States, including the Named Executive Officers, and Messrs. Colburn and Lyons as former employees of the Company. The Retirement Plan generally provides a retirement benefit based upon the participant's years of credited service (not in excess of 30 years) and his or her final average earnings, with final average earnings consisting of the sum of
(i) the average of the salaries of the participant during the five years of highest salaries of the participant in the 10 years preceding the participant's retirement or termination date, and (ii) the average of the performance bonuses and overtime earnings of the participant during the five years of highest aggregate bonuses and overtime earnings of the participant in the 10 years preceding the participant's retirement or termination date. Retirement benefits are payable either as a straight life annuity, a joint and survivor annuity or in other optional forms. Normal retirement is at age 65, but certain early retirement benefits may be payable to participants who have attained age 55 and completed 10 years of continuous service, and survivor benefits may be payable to the surviving spouse of a vested participant who dies prior to early or normal retirement. A participant's benefit under the Retirement Plan vests after five years of credited service, all benefits funded by the Company are based upon actuarial computations, and no contributions are made by participants.

     Restoration Plan

     The Internal Revenue Code (the "IRC") imposes a maximum limit on annual retirement benefits payable under tax-qualified retirement plans, such as the Retirement Plan. For 1998, that annual limit is $130,000. In addition, the IRC limits the amount of annual compensation that may be taken into account for benefit calculation purposes under tax-qualified retirement plans. For 1998, that annual limit is $160,000. Effective January 1, 1996, the Company adopted the Allen Telecom Inc. Restoration Plan (the "Restoration Plan"). Under the Restoration Plan, each employee whose Retirement Plan benefit is limited by these IRC restrictions or as a result of his deferral of income under the Company's Deferred Compensation Plan will be entitled to a supplemental restoration benefit equal to the difference between the full amount of his pension benefits determined under the Retirement Plan (calculated without regard to these IRC restrictions or to deferral of income under the Company's Deferred Compensation Plan) and the maximum amount payable from the Retirement Plan. If
(i) the Company breaches any material provision of the Plan and such breach continues for at least 30 days after notice to the Company, or (ii) the Company makes a general assignment for the benefit of creditors, or (iii) any proceeding under the U.S. Bankruptcy Code is instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or the Company fails to use its best efforts to obtain the dismissal thereof for 60 days, or (iv) a receiver or trustee in bankruptcy is appointed for the Company, the Company will pay each employee affected thereby an amount equal to the present value of his benefits under the Restoration Plan. In addition, at any time after an employee commences receiving benefits from the Restoration Plan, the employee may request that 90 percent of the present value of all remaining benefits payable to the employee under the Restoration Plan be paid to the employee in a single lump sum cash payment. If an employee elects to receive such a payment, the remaining 10 percent of such present value would be forfeited. Except as specified above, the vesting of benefits, the timing of payments and the form of payments under the Restoration Plan are determined in accordance with the terms of the Retirement Plan. The Restoration Plan is unfunded. All of the Named Executive Officers are participants in the Restoration Plan.

     Pension Benefits Table

     The following table shows estimated annual benefits payable under the Retirement Plan and the Restoration Plan to participants in specified compensation (final average earnings) and years-of-service classifications on a straight life annuity basis, assuming normal retirement at age 65 on January 1, 1998 and application of the current U.S. social security covered compensation base. The benefits payable under the Retirement Plan and the Restoration Plan are not subject to any deduction for U.S. social security or other offset amounts.

                                                    Years of Service(b)
       FINAL AVERAGE          ---------------------------------------------------------------
        EARNINGS(a)              5          10         15         20         25         30
       -------------          --------   --------   --------   --------   --------   --------
 $125,000...................  $ 7,659    $15,319    $ 22,978   $ 30,637   $ 38,297   $ 45,956
  150,000...................    9,347     18,694      28,040     37,387     46,734     56,081
  175,000...................   11,034     22,069      33,103     44,137     55,172     66,206
  200,000...................   12,722     25,444      38,165     50,887     63,609     76,331
  225,000...................   14,409     28,819      43,228     57,637     72,047     86,456
  250,000...................   16,097     32,194      48,290     64,387     80,484     96,581
  300,000...................   19,472     38,944      58,415     77,887     97,359    116,831
  350,000...................   22,847     45,694      68,540     91,387    114,234    137,081
  400,000...................   26,222     52,444      78,665    104,887    131,109    157,331
  450,000...................   29,597     59,194      88,790    118,387    147,984    177,581
  500,000...................   32,972     65,944      98,915    131,887    164,859    197,831
  600,000...................   39,722     79,444     119,165    158,887    198,609    238,331
  700,000...................   46,472     92,944     139,415    185,887    232,359    278,831

---------------

(a) The current final average earnings for the Named Executive Officers during 1997 are $633,200 for Mr. Paul, $314,220 for Mr. van der Kaay, $360,240 for
    Mr. Youdelman, $169,445 for Mr. Folan and $220,200 for Mr. LePorte. The calculation of the foregoing amounts includes the amounts shown under "Salary" and "Bonus" in the Summary Compensation Table set forth on page 9 of this proxy statement.

(b) Years of credited service as of January 1, 1998 under the Retirement Plan for the Named Executive Officers are 27.9 for Mr. Paul, 7.5 for Mr. van der Kaay, 20.9 for Mr. Youdelman, 5.3 for Mr. Folan and 16.8 for Mr. LePorte.

     Target Benefit Agreements

     The Company has entered into separate Supplemental Target Pension Benefit Agreements (each, a "Target Agreement") with Messrs. Paul, van der Kaay, Youdelman and LePorte (collectively, the "Target Officers"). Pursuant to each Target Agreement, the Company will provide annual pension benefits to a Target Officer supplemental to the annual benefits paid to him under the Retirement Plan and the Restoration Plan if warranted by the formula under the Target Agreement. For all Target Officers but Mr. van der Kaay, the target benefit is 1.733% of the Target Officer's five-year average earnings (as defined in the Retirement Plan but without regard to IRC limitations or to deferral of income under the Company's Deferred Compensation Plan), multiplied by his years of credited service, but not in excess of 30 years. For Mr. van der Kaay, the 1.733 multiplier is increased to 2.733 for each year after 1995 (for purposes of the Target Benefits Table set forth below, this 2.733 multiplier equates to crediting Mr. van der Kaay with 1.577 years of service for each year of service he completes after 1995). The target benefit is reduced by an amount, expressed as a single life annuity, equal to the sum of the Target Officer's Retirement Plan benefit, Restoration Plan benefit, Employee Before-Tax Savings Plan matching benefit and social security benefit. For this purpose, the Employee Before-Tax Savings Plan matching benefit assumes the Company contributed each year to the Company's Employee Before-Tax Savings Plan for the Target Officer the maximum permissible matching contribution (currently $1,200 per year) and such amounts accumulated at the rate of 8% compounded annually. Each target benefit may not exceed an annual amount of $250,000 reduced by four-twelfths of one percent (4/12%) for each month (if any) by which the applicable Target Officer's target benefit commences before such Target Officer's attainment of age 65. Each Target Agreement is unfunded.

     Under each Target Agreement, if, after the Target Officer ceases to be a senior executive officer, (i) the Company's bank indebtedness is accelerated, or
(ii) the Company breaches any material provision of the Target Agreement and such breach continues for at least 30 days after notice to the Company, or (iii) the consolidated tangible net worth of the Company falls below $90 million (provided that such tangible net worth at the time the affected Target Officer ceases to be a senior executive officer is at least $130 million, or if such tangible net worth at the time he ceases to be a senior executive officer is less than $130 million, the tangible net worth of the Company declines by $40 million), or (iv) the Company makes a general assignment for the benefit of creditors, or (v) any proceeding under the U.S. Bankruptcy Code is instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or the Company fails to use its best efforts to obtain the dismissal thereof for 60 days, or (vi) a receiver or trustee in bankruptcy is appointed for the Company, the Company will pay the affected Target Officer an amount equal to the present value of his target benefits under his Target Agreement. Similarly, under each Target Agreement, if the Target Officer's employment is terminated within the two-year period following a "Change in Control" of the Company either by the Company other than for "Cause" or because the Target Officer is disabled or by the Target Officer for "Good Reason" (as such terms are defined below on pages 15 to 16 of this proxy statement), the Company will pay the affected Target Officer an amount equal to the present value of his target benefits under his Target Agreement. In addition, a Target Officer's benefit under the Restoration Plan is required to be transferred to his Target Agreement in the event of a "Change in Control" of the Company. In addition, at any time after a Target Officer commences receiving benefits from his Target Agreement, the Target Officer may request that 90 percent of the present value of all remaining benefits payable to the Target Officer under his Target Agreement be paid to the Target Officer in a single lump sum cash payment. If a Target Officer elects to receive such a payment, the remaining 10 percent of such present value would be forfeited.

     The following table shows the estimated annual target benefits payable under the Target Agreements to the Target Officers, assuming normal retirement at age 65 on January 1, 1998.

                                                 Years of Service(b)
    FINAL AVERAGE        --------------------------------------------------------------------
     EARNINGS(a)            5           10          15          20          25          30
---------------------    --------    --------    --------    --------    --------    --------
$125,000                 $    --     $    --     $    --     $    --     $   240     $   730
 150,000                     308         305         697       1,666       2,636       3,605
 175,000                     787       1,263       2,135       3,583       5,031       6,480
 200,000                   1,266       2,222       3,572       5,500       7,427       9,355
 225,000                   1,745       3,180       5,010       7,416       9,823      12,230
 250,000                   2,224       4,138       6,447       9,333      12,219      15,105
 300,000                   3,183       6,055       9,322      13,166      17,011      20,855
 350,000                   4,141       7,972      12,197      17,000      21,802      26,605
 400,000                   5,099       9,888      15,072      20,833      26,594      32,355
 450,000                   6,058      11,805      17,947      24,666      31,386      38,105
 500,000                   7,016      13,722      20,822      28,500      36,177      43,855
 600,000                   8,933      17,555      26,572      36,166      45,761      55,355
 700,000                  10,849      21,388      32,322      43,833      55,344      66,855

---------------

(a) For benefit calculation purposes under the Target Agreements, the current final average earnings for Messrs. Paul, Youdelman, LePorte and van der Kaay are the same as those listed in footnote (a) to the Pension Benefits Table on page 12 of this proxy statement.

(b) For benefit calculation purposes under the Target Agreements, years of credited service as of January 1, 1998 for the applicable Target Officers are as follows: Mr. Paul (27.9), Mr. van der Kaay (8.7), Mr. Youdelman (20.9) and Mr. LePorte (16.8).

     The Company has adopted an Executive Benefit Plan, payments under which (if made) would offset all or a portion of the benefits payable to the Named Executive Officers under the Restoration Plan and the Target Agreements. For a description of the terms of the Executive Benefit Plan, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Employment, Termination and Change in Control Arrangements" on pages 14 to 16 of this proxy statement.

     Other Supplemental Pension Benefits Agreements

     Pursuant to an agreement entered into in 1983, and subsequently amended, with Mr. Colburn, the Company currently provides annual pension benefits to Mr. Colburn, supplemental to the annual benefits paid to him under the Retirement Plan and as social security benefits, in an amount equal to $189,528, with an equivalent annual benefit payable to Mr. Colburn's spouse for her life after his death. Pursuant to such agreement, this amount is based upon (i) his final average earnings, as defined in the Retirement Plan but during the year of highest salary and performance bonus in the four years preceding his termination date, which was December 31, 1991 when Mr. Colburn elected not to extend his employment agreement with the Company, and (ii) 36 years of service as an employee and as a director of the Company. If the consolidated tangible net worth of the Company falls below $90 million, if the Company's bank indebtedness is accelerated or if the Company breaches any material provision of Mr. Colburn's supplemental pension benefit agreement or post-employment consulting agreement described on pages 4 to 5 hereof and such breach continues for at least 30 days after notice to the Company, the Company will pay him or his spouse, as applicable, an amount equal to the present value of his supplemental pension benefits under his agreement. In addition, Mr. Colburn may at any time request that 90 percent of the present value of his supplemental pension benefits under his agreement be paid to him in a single lump sum cash payment. If Mr. Colburn elects to receive such a payment, the remaining 10 percent of such present value would be forfeited.

     Pursuant to an agreement entered into in 1983, as amended, with Mr. Lyons, the Company provides annual pension benefits to Mr. Lyons, supplemental to the annual benefits paid to him under the Retirement Plan, in an amount based upon
(i) his final average earnings, as defined in the Retirement Plan but during the three years of highest salaries and performance bonuses in the 10 years preceding his termination date, which was September 30, 1989 (when his employment as an officer of the Company terminated), and (ii) his number of years of service as a director, prior to becoming an officer, of the Company plus his number of years of credited service under the Retirement Plan. The annual supplemental pension benefit is reduced by the amount paid to Mr. Lyons annually under the Retirement Plan. If the consolidated tangible net worth of the Company falls below $90 million, if the Company's bank indebtedness is accelerated or if the Company breaches any material provision of Mr. Lyons' supplemental pension benefit agreement or his post-employment consulting agreement described on page 5 hereof and such breach continues for at least 30 days after notice to the Company, the Company will pay him an amount equal to the present value of his supplemental pension benefits under his agreement. The annual benefit payable to Mr. Lyons under his supplemental pension benefit agreement, exclusive of amounts payable under the Retirement Plan and social security benefits, is $34,064, based upon his final average earnings and 20 years of service under his agreement, with an annual benefit of $17,032 payable to Mr. Lyons' spouse for her life after his death. In addition, Mr. Lyons may at any time request that 90 percent of the present value of his supplemental pension benefits under his agreement be paid to him in a single lump sum cash payment. If Mr. Lyons elects to receive such a payment, the remaining 10 percent of such present value would be forfeited.

     The supplemental pension benefits payable to Messrs. Colburn and Lyons are funded through a so-called "rabbi trust" established by the Company.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Robert G. Paul is employed as President and Chief Executive Officer of the Company pursuant to an employment agreement entered into in June 1991, which provides for a term of employment extending through December 31, 1993 and thereafter continuing for successive periods of 12 months each, unless either the

Company or Mr. Paul gives at least three months' notice to the contrary. No such notice was given by either party in 1997. The agreement provides for an annual salary of $300,000 commencing February 26, 1991, which amount was increased to $441,500 effective as of January 1, 1998, and is subject to such further future increases as the Board of Directors deems appropriate. The Company may terminate Mr. Paul's employment for "Cause" (as defined in such agreement), or in the event of his disability, and he may terminate his employment for "Good Reason" (as defined in such agreement), such as his not being elected, or his being assigned duties other than those of, President and Chief Executive Officer of the Company, a significant adverse alteration in the nature or status of his responsibilities or the conditions of his employment, a reduction of his salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of Mr. Paul by more than 25 miles, the failure by the Company to continue any material compensation or benefit plan or the Company giving notice to Mr. Paul that his employment agreement is not continuing for any period of 12 months after December 31, 1993.

     In the event of Mr. Paul's disability, the Company will continue to pay him his salary and estimated bonus until the expiration of the term of his employment agreement and, thereafter, will pay him benefits equal to the maximum amount currently provided by the Company's executive long-term disability plan, which is 60 percent of salary and estimated bonus up to a maximum of $420,000 per year, until the earlier of his normal retirement date or commencement of benefits under the Retirement Plan.

     If the Company terminates Mr. Paul's employment other than for "Cause" or his disability, or if Mr. Paul terminates his employment for "Good Reason," the Company will pay him an amount equal to his salary for two years, plus all awards made to him under the Company's KMDB Plan, and will provide his life, disability, accident, medical and hospitalization insurance benefits for a period of two years after such termination. In addition, if termination of Mr. Paul's employment is disputed and the dispute is ultimately resolved in his favor, the Company may be obligated to pay his salary through the date of final resolution of the dispute.

     If the Company terminates Mr. Paul's employment other than for "Cause" or his disability, or if Mr. Paul terminates his employment for "Good Reason" following a "Change in Control" of the Company (as defined below), the Company will pay him an amount equal to 2.99 times his average annual taxable compensation from the Company during the five years preceding termination of employment, plus all awards made to him under the Company's KMDB Plan, and will pay him an amount equal to the excess of the "Fair Market Value" (as defined in Mr. Paul's employment agreement), on the date of termination, over the option price of the shares subject to each stock option held by him, whether or not exercisable at the time, in exchange for surrender of the option.

     Mr. Paul's employment agreement provides for mandatory arbitration of all disputes relating to Mr. Paul's employment agreement and requires the Company to pay all reasonable legal expenses incurred by Mr. Paul in connection with resolution of disputes under his employment agreement.

     The Company has severance agreements with each of the Named Executive Officers, other than Mr. Paul whose severance arrangements are contained in his employment agreement described above, which provide severance benefits if the Company terminates the employee's employment other than for "Cause" (as defined in such severance agreements) or disability before or after a "Change in Control" of the Company (as defined below) or if the employee terminates his employment for "Good Reason" after a "Change in Control." "Good Reason" includes the assignment of duties inconsistent with the employee's position with the Company, a significant adverse alteration in the nature or status of the employee's responsibilities or the conditions of his employment, a reduction of the employee's salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of the employee by more than 25 miles or the failure by the Company to continue any material compensation or benefit plan. Severance payments under the agreements will be six months' salary plus an additional month for each full year of service but in no event more than 18 months' salary, and will be paid in normal pay periods, except that upon termination after a "Change in Control," the Company will pay the employee in a lump sum six months' salary plus an additional month for each full year of service with a maximum of 18 months' salary plus 50 percent (except Mr. van der Kaay who will receive 100 percent so long as his severance payments do not exceed an amount in excess of 27 months' salary), plus all awards under the Company's KMDB Plan and an amount equal to the excess of the "Fair Market Value" (as defined in such severance agreements), on the date of termination, over the option price of the shares subject to each stock option held by him, except previously issued incentive stock options, whether or not exercisable at the time, in exchange for surrender of the option. Life, disability, accident and health insurance benefits will continue during the period of severance payments. Severance payments in excess of the base amount of six months' salary will be reduced by any compensation received by the employee from other employment (other than self employment) prior to a "Change in Control," and all severance payments and all insurance benefits will be discontinued if the employee engages in competition with the Company or engages in conduct which is injurious to the Company, prior to a "Change in Control."

     The Company also has entered into separate Supplemental Target Pension Benefit Agreements with Messrs. Paul, van der Kaay, Youdelman and LePorte, which contain "Change in Control" provisions. For a description of the terms of these Target Agreements, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH
MANAGEMENT -- Retirement Plans -- Target Benefit Agreements" on pages 12 to 14 of this proxy statement.

     In 1997, the Company adopted the Allen Telecom Inc. Executive Benefit Plan (the "Executive Benefit Plan") under which designated employees of the Company, including the Named Executive Officers, are entitled to receive an immediate cash payment if there is a "Change in Control" of the Company (as defined below) and the following conditions are satisfied. The employee will be entitled to a cash payment only if the employee remains employed by the Company for six months after such Change in Control or terminates employment with the Company during the six-month period after the Change in Control by reason of death, disability, retirement or involuntary termination by the Company. In addition, the employee will be entitled to a cash payment if the employee's employment terminates during the 90-day period preceding such Change in Control by reason of death, disability, retirement or involuntary termination by the Company. The amount of the cash payment to which an employee is entitled in such event is determined by the Company from time to time and allocated to an account under the Executive Benefit Plan in the name of the employee. The Company has also established a trust to hold the amounts allocated to these accounts. Any amount an employee receives from the Executive Benefit Plan offsets the amount to which the employee is entitled under the Restoration Plan and such employee's Target Agreement (if any). Amounts allocated to the account of each Named Executive Officer under the Executive Benefit Plan to date have not exceeded the present value of benefits payable to such Named Executive Officer under the Restoration Plan and the Named Executive Officer's Target Agreement.

     For purposes of the arrangements described above, a "Change in Control" of the Company is defined as (i) the acquisition of more than 30 percent of the outstanding Common Stock of the Company by any person or group of related persons, (ii) the change in a majority of the directors of the Company during a consecutive two-year period, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period, (iii) the stockholders approve a merger or consolidation of the Company with any other corporation, other than
(a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30 percent of the combined voting power of the Company's then outstanding securities, or (iv) the stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets. For purposes of the Executive Benefit Plan, "Change in Control" also includes (A) the Company voluntarily filing a petition for bankruptcy under federal bankruptcy law, or an involuntary bankruptcy petition being filed against the Company under federal bankruptcy law, if such involuntary petition is not dismissed within 120 days of the filing; (B) the Company making a general assignment for the benefit of creditors; or (C) the Company seeking or consenting to the appointment of a trustee, receiver, liquidator or similar person.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock against the cumulative total return of (i) the S&P SmallCap 600 Index and (ii) the S&P Communications Equipment Index for the period of five fiscal years ended December 31, 1997. The comparisons in this graph are required by the proxy rules promulgated by the Securities and Exchange Commission and are not intended to forecast future performance of the Company's Common Stock.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN*

               COMPANY'S COMMON STOCK, S&P SMALLCAP 600 INDEX AND
                       S&P COMMUNICATIONS EQUIPMENT INDEX

                                                                                  S&P
        MEASUREMENT PERIOD                                S&P SMALLCAP      COMMUNICATIONS
      (FISCAL YEAR COVERED)         ALLEN TELECOM INC.      600 INDEX       EQUIPMENT INDEX
1992                                              100                 100                100
1993                                              135                 119                 96
1994                                              180                 113                110
1995                                              191                 147                164
1996                                              190                 178                192
1997                                              158                 224                251

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1992 and that all dividends on the Company's Common Stock and on each stock included in each index were reinvested. Included in the dividends reinvested is the spinoff distribution by the Company to its stockholders on September 29, 1995, of all of the common stock of the Company's former wholly owned subsidiary, TransPro, Inc. (the "Spinoff Distribution"). For purposes of this graph, it is assumed that the shares of TransPro, Inc. common stock received in the Spinoff Distribution were sold at the when-issued closing market price on October 3, 1995, and the proceeds reinvested in shares of the Company's Common Stock at the when-issued closing market price on October 3, 1995. Such date is the first day both TransPro, Inc. common stock and the Company's Common Stock traded on a when-issued basis after the Spinoff Distribution.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Smith Lyons, of which firm J. Chisholm Lyons formerly was a partner and currently is counsel, has been retained by the Company for many years, including 1997 and 1998, to perform legal services for the Company and its Canadian subsidiaries.

     Benesch, Friedlander, Coplan & Aronoff, of which firm Margaret Kennedy, the spouse of Robert G. Paul, is a partner, has been retained by the Company for several years, including 1997 and 1998, to perform legal services for the Company and its subsidiaries. The Company paid $592,077 in fees and expenses to Benesch, Friedlander, Coplan & Aronoff in 1997 for the performance of legal services for the Company and its subsidiaries.

                                STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 31, 1997 with respect to the only persons known to the Company to be the beneficial owners (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of the Company's Common Stock as of that date.

                                                           AMOUNT AND
                                                           NATURE OF      PERCENT
                                                           BENEFICIAL       OF
         NAME AND ADDRESS OF BENEFICIAL OWNERS             OWNERSHIP     CLASS(%)
         -------------------------------------             ----------    --------
Lazard Freres & Co. LLC.................................   2,609,660(a)     9.6
  30 Rockefeller Plaza
  New York, New York 10020

State of Wisconsin Investment Board.....................   2,631,600(b)     9.6
  P.O. Box 7842
  Madison, Wisconsin 53707

---------------

(a)     Lazard Freres & Co. LLC held sole dispositive power over all of such shares, and sole voting power over
        2,455,560 of such shares, as of December 31, 1997, based on its Schedule 13G filed under the Securities
        Exchange Act of 1934 on February 13, 1998.
(b)     State of Wisconsin Investment Board held sole dispositive power and sole voting power over all of such shares as of December 31, 1997, based on its Schedule 13G, as amended, filed under the Securities
        Exchange Act of 1934 on January 20, 1998.

DIRECTORS AND OFFICERS

     The following table sets forth information as of March 4, 1998 with respect to shares of Common Stock of the Company beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and each Named Executive Officer and by all directors and current executive officers of the Company as a group.

                                                        AMOUNT AND
                                                        NATURE OF
                                                        BENEFICIAL     PERCENT
              NAME OF BENEFICIAL OWNER                  OWNERSHIP     OF CLASS
              ------------------------                  ----------    --------
Philip Wm. Colburn...................................     379,415(a)     1.4%
Dr. Jill K. Conway...................................      10,466(b)       *
McDara P. Folan, III.................................      32,072(c)       *
Albert H. Gordon.....................................      24,554(d)       *
William O. Hunt......................................      42,450(e)       *
James L. LePorte, III................................     104,321(f)       *
J. Chisholm Lyons....................................      52,498(g)       *
John F. McNiff.......................................       5,790(h)       *
Robert G. Paul.......................................     483,057(i)     1.8%
Charles W. Robinson..................................      15,434(j)       *
Erik H. van der Kaay.................................     103,811(k)       *
William M. Weaver, Jr................................      16,650(l)       *
Robert A. Youdelman..................................     200,558(m)       *
All directors and executive officers as a group
  (14 persons).......................................   1,499,357(n)     5.3%

---------------

* Less than 1%.

(a)     Includes 101,502 shares owned directly and 277,913 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(b)     Includes 440 shares owned directly and 10,026 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(c)     Includes 3,534 shares owned directly; 2,565 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 18,994 restricted shares of Common Stock awarded under the Company's 1992 Stock
        Plan; and 6,979 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(d)     Includes 12,300 shares owned directly and 12,254 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(e)     Includes 40,000 shares owned directly by B&G Partnership Ltd., a Texas limited partnership, which is owned jointly by Mr. Hunt and his spouse, and 2,450 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(f)     Includes 33,405 shares owned directly; 10,067 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 12,580 restricted shares of Common Stock awarded under the 1992 Stock Plan; and
        48,269 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(g)     Includes 10,054 shares owned directly; 39,090 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter; and 3,354 shares owned by Mr. Lyons' spouse, of which Mr. Lyons disclaims beneficial ownership.
(h)     Includes 3,062 shares owned directly and 2,728 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(i)     Includes 153,255 shares owned directly; 12,055 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 31,938 restricted shares of Common Stock awarded under the Company's 1992 Stock
        Plan; 279,409 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter; and 6,400 shares owned by Mr. Paul's spouse, of which Mr.
        Paul disclaims beneficial ownership.
(j)     Includes 3,180 shares owned directly and 12,254 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.

(k)     Includes 26,924 shares owned directly; 1,939 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 16,120 restricted shares of Common Stock awarded under the Company's 1992 Stock
        Plan; and 58,828 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(l)     Includes 14,200 shares owned directly and 2,450 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(m)     Includes 78,125 shares owned directly; 8,107 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 19,846 restricted shares of Common Stock awarded under the Company's 1992 Stock
        Plan; and 94,480 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(n)     Includes 490,357 shares owned by directors and executive officers; 35,442 shares held for executive officers by the trustee under the Company's Employee Before-Tax Savings Plan; 114,478 restricted shares of Common Stock awarded under the Company's 1992 Stock Plan; and 859,080 shares issuable to directors and executive officers upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.

               APPROVAL OF 1998 AMENDMENT TO THE 1992 STOCK PLAN

     At the Annual Meeting, the stockholders will be asked to approve an amendment to increase the number of shares available under the 1992 Stock Plan (the "Amendment"). The Board of Directors of the Company adopted the proposed Amendments, subject to stockholder approval, on February 17, 1998.

     The Board of Directors is of the opinion that the 1992 Stock Plan, and its predecessor plans, the 1970 Non-Qualified Stock Option Plan and the 1982 Stock Plan, have been of significant importance and benefit to the Company and its stockholders in enabling the Company to attract and retain officers and other key employees and in increasing their commitment to the Company's continued success and their identification with the Company and its stockholders. In the view of the Board of Directors, the proposed Amendment will enable the Company to continue to realize the benefits of employee stock options and restricted shares of the Company's Common Stock.

     A summary of the proposed Amendment is set forth below, followed by a description of the terms of the 1992 Stock Plan. The full text of the Amendment is annexed to this proxy statement as Exhibit A, and the summary is qualified in its entirety by reference to Exhibit A.

AMENDMENT

     The Amendment increases the number of shares of the Company's Common Stock with respect to which options may be granted and restricted shares of the Company's Common Stock ("Restricted Shares") may be awarded under the 1992 Stock Plan by 1,300,000 shares. At March 6, 1998, there were only 534,812 shares remaining for grant as stock options or Restricted Shares under the 1992 Stock Plan. The Amendment increases the total number of shares with respect to which stock options or Restricted Shares may be granted under the 1992 Stock Plan to 3,528,221, subject to adjustment (together with the exercise price of options and the purchase price, if any, of Restricted Shares) to reflect any change in the Company's outstanding shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations or other similar events affecting the number or kind of outstanding shares.

     The 1992 Stock Plan provides that any shares covered by outstanding options and outstanding Restricted Shares that expire unexercised or are forfeited will again be available for future grant either as stock options or as Restricted Shares. The Plan further provides that upon the full or partial payment of any option price by the transfer to the Company of shares of Common Stock or upon satisfaction of tax withholding obligations in connection with any such exercise or the lapsing of restrictions on any Restricted Shares or any other payment made or benefit realized under the 1992 Stock Plan by the transfer or relinquishment of shares of Common Stock, only the net number of shares of Common Stock actually issued or transferred by the Company, after subtracting the number of shares of Common Stock so transferred or relinquished by the employee to the Company, will be charged against the maximum share limitation for the 1992 Stock Plan.

     If the requisite stockholder approval is not obtained, the Amendment will have no force or effect.

ADMINISTRATION

     The 1992 Stock Plan is administered by the Management Compensation Committee of the Board of Directors of the Company, consisting of not less than two directors of the Company. Each member of the Compensation Committee at the time of designation and service must qualify under Rule 16b-3 of the Securities and Exchange Commission. The Compensation Committee may interpret the 1992 Stock Plan and may at any time adopt such rules and regulations for the administration of the Plan as it deems advisable. If the Compensation Committee is at any time succeeded by another committee of the Board of Directors, such other committee shall thereafter administer the 1992 Stock Plan and, during any period that the administering committee is for any reason unable to act, the Board of Directors may act in its place and perform any or all of its functions.

ELIGIBILITY

     Options and Restricted Shares may be granted only to officers and other key employees of the Company and its subsidiaries, presently estimated to be 229 persons, of whom 9 are officers of the Company. Neither options nor Restricted Shares may be granted under the 1992 Stock Plan to any director who is not an officer or employee of the Company or any of its subsidiaries. The Compensation Committee determines which persons shall receive options and Restricted Shares and the number of shares subject to options and awarded as Restricted Shares. Options may be either incentive stock options ("ISOs") or non-qualified options.

     As required by the IRC, the aggregate fair market value of the shares of the Company's Common Stock (determined as of the date of grant) for which ISOs may first be exercisable by any individual during any calendar year under the 1992 Stock Plan, together with that of shares of Common Stock subject to ISOs under any other plan of the Company, shall not exceed $100,000. No eligible employee may be granted stock options for more than 200,000 shares of Common Stock, or awarded more than 100,000 Restricted Shares, under the 1992 Stock Plan in any fiscal year. Except for the annual limitation on grants described in the previous sentence, there is no limitation on the aggregate number of shares as to which non-qualified options or Restricted Shares may be granted to any one employee, and the grant of non-qualified options and Restricted Shares does not affect the number of ISOs that may be granted.

TIME OF OPTION EXERCISE; OPTION PRICE AND PAYMENT

     ISOs and non-qualified options may be exercised during periods expiring not more than ten years and ten years and two days, respectively, after the date of the grant, and the option price must be at least equal to 100% of the fair market value of the Common Stock covered thereby on the date of grant. For purposes of the 1992 Stock Plan, fair market value is defined as the last sale price of the Company's Common Stock on the day next preceding the date of grant on which there was a sale as reported on the New York Stock Exchange Composite Tape, or the fair market value on the date of grant as determined by the Committee in accordance with applicable law and regulations. At March 6, 1998, the last sale price of the Company's Common Stock on the New York Stock Exchange Composite Tape was $16.75. The option price must be paid in full upon exercise either in cash or, with the approval of the Committee, in shares of Common Stock. Each optionee must agree to remain in the employ of the Company or a subsidiary for not less than two years from the date of grant of an option. The Company may extend credit or arrange for the extension of credit to optionees to assist them in the purchase of Common Stock upon the exercise of options to the extent allowed by regulations of the Federal Reserve Board.

TANDEM STOCK APPRECIATION RIGHTS

     Any option may contain, or be amended to contain, a tandem stock appreciation right providing that the Company will, if requested by the optionee prior to the exercise thereof and if approved by the Compensation Committee, purchase that portion of an option which is then exercisable at a price equal to the difference between the option price and the market price of the shares. The purchase price may be paid by the Company in either cash or Common Stock of the Company, or any combination thereof, as the Compensation Committee may determine. Any option or portion thereof so purchased must be surrendered to the Company, and the shares covered thereby will not be available for the granting of further options or Restricted Shares.

RELOAD OPTIONS

     In the discretion of the Compensation Committee, any option granted under the 1992 Stock Plan may be accompanied by a "Reload Option." A Reload Option may be granted to an optionee who pays for exercise of all or part of an option with shares of Common Stock and represents an additional option to acquire the same number of shares of Common Stock as is used by the optionee to pay for the exercise of his or her original option. A Reload Option is subject to all of the same terms and conditions as the original option, except that the option price for shares acquired pursuant to a Reload Option will be at least equal to 100% of the fair market value of the Common Stock covered thereby on the date the Reload Option is granted (i.e., the date that the original option is exercised). The Reload Option would only be exercisable if (i) the optionee is then an employee of the Company or any of its subsidiaries, (ii) the exercise occurs at least six months after its date of grant and (iii) the option period of the option to which the Reload Option relates has not expired.

ACCELERATION OF EXERCISABILITY; LIMITED STOCK APPRECIATION RIGHTS

     Outstanding options which by their terms are not otherwise exercisable will be exercisable in full after, and may, in the Compensation Committee's discretion, contain a tandem limited stock appreciation right exercisable six months after grant and immediately after, a "Change in Control" of the Company, which is defined in the 1992 Stock Plan as it is defined on page 16 of this proxy statement. Pursuant to a tandem limited stock appreciation right, the Company will purchase the option for cash at a price equal to the difference between the option price and the "market value" (as defined in the 1992 Stock
Plan) of the shares covered by the option. Such market value is generally defined to relate to the highest market value of the Company's Common Stock during the period in which the circumstances giving rise to the exercise of the limited stock appreciation right occurred. Any option or portion thereof purchased pursuant to any such stock appreciation right must be surrendered to the Company, and the shares covered thereby will not be available for the granting of further options or Restricted Shares.

RESTRICTED SHARES

     The Compensation Committee may from time to time in its discretion award Restricted Shares to employees eligible to participate in the 1992 Stock Plan and determine the number of Restricted Shares awarded and the terms and conditions of, and the amount of any payment by the employee for, such Restricted Shares. The award of performance-based vesting Restricted Shares to employees who are "covered employees" within the meaning of Section 162(m) of the Code shall be based on one or more of the following criteria: earnings per share, market value per share, return on invested capital, return on operating assets and return on equity.

     Awards of Restricted Shares may be made in lieu of or in addition to grants of options under the 1992 Stock Plan. Each award of Restricted Shares will be evidenced by a written agreement containing terms and conditions not inconsistent with the 1992 Stock Plan as the Compensation Committee shall determine to be appropriate in its sole discretion.

     A certificate for Restricted Shares will be issued in the name of each employee to whom such Restricted Shares are awarded, but the certificate will either be delivered to the employee with an appropriate legend or held in custody by the Company or a bank for the employee's account. The Restricted Shares will be subject to transfer restrictions for a period (the "Restricted Period") of from one to 10 years from the date of award and such other conditions as the Compensation Committee may prescribe. Subject to the foregoing restrictions, the employee will, commencing on the date of award, have the rights and privileges of a stockholder as to such Restricted Shares, including the right to vote the Restricted Shares and, subject to the following, the right to receive the dividends on such Shares. The Compensation Committee may, in its discretion, have any dividends with respect to the Restricted Shares held for the employee's account, with interest as determined by the Committee, rather than paid directly to the employee on a current basis. The Compensation Committee may in its discretion, at the time an award is made, prescribe conditions for the incremental lapse of restrictions during the Restricted Period and for the lapse or termination of restrictions upon the occurrence of other conditions in addition to or other than the expiration of the Restricted Period with respect to all or any portion of the Restricted Shares. Such conditions may include, without limitation, the death or disability of the employee to whom the Restricted Shares are awarded, retirement of the employee pursuant to normal or early retirement under any retirement plan of the Company or termination by the Company of the employee's employment other than for cause or a "Change in Control" of the Company, as defined above under "Acceleration of Exercisability; Limited Stock Appreciation Rights." The Compensation Committee may also, in its discretion, shorten or terminate the Restricted Period or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Shares at any time after the date the award is made. The Company may extend credit or arrange for the extension of credit to employees to assist them in paying the purchase price, if any, for Restricted Shares to the extent allowed by regulations of the Federal Reserve Board.

     Except as the Compensation Committee may otherwise determine, an employee will forfeit all rights in Restricted Shares unless he remains an employee of the Company or a subsidiary, or a consultant to the Company or a subsidiary under a post-employment consulting arrangement, until the end of the Restricted Period and the satisfaction of any applicable conditions prescribed by the Compensation Committee. If the employee remains an employee or a consultant until the expiration or termination of the Restricted Period and the satisfaction of such conditions, the restrictions will lapse and a certificate for such shares of Common Stock will be delivered to the employee free of any legend or restriction, except any that may be imposed by law, together with any dividends held for the account of the employee and interest thereon.

MODIFICATION AND TERMINATION

     The Board of Directors may suspend, amend or modify the 1992 Stock Plan at any time except that, without stockholder approval, no amendment or modification may cause the exemptions under Rule 16b-3 to cease to be available to the Plan. The 1992 Stock Plan may be terminated by the Board of Directors at any time, except with respect to options or Restricted Shares then outstanding. No termination, suspension or amendment of the Plans may adversely affect any option or Restricted Shares previously granted, without the written consent of the employee to whom such grant was made.

DURATION

     The 1992 Stock Plan will terminate on February 27, 2002, and no options or Restricted Shares may be granted or awarded under the Plan after such date. Options and Restricted Shares granted prior to such dates may extend beyond such dates, and the terms of the 1992 Stock Plan will continue to apply to such options and Restricted Shares.

NON-TRANSFERABILITY

     Options and stock appreciation rights may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during an optionee's lifetime only by the optionee and during a limited period following the termination of employment or the death of an optionee, provided that, if upon an optionee's termination of employment the optionee becomes a senior management consultant to the Company or its subsidiaries under a post-employment consulting arrangement, options held by such optionee continue to be exercisable during the period ending on the earliest of (i) the ninetieth day following the date the optionee ceases to render consulting services for any reason other than death, (ii) the expiration of one year following the optionee's death during the consulting period or (iii) the expiration of five years following the optionee's termination of employment. Restricted Shares may not be transferred, assigned or pledged during the Restricted Period and until the satisfaction of any conditions prescribed by the Compensation Committee.

WITHHOLDING OF TAXES

     To the extent that the Company is required to withhold or receive federal, state, local or foreign taxes in connection with any payment made or benefit realized by an employee or other person under the 1992 Stock Plan, the Plan provides that it shall be a condition to the receipt of any such payment or the realization of any such benefit that the employee or such other person make arrangements satisfactory to the Company for payment of any taxes required to be withheld. At the discretion of the Compensation Committee, any such arrangements may include, without limitation, relinquishment of a portion of any such payment or benefit or the surrender of outstanding shares of Common Stock, and any agreement pertaining to a grant of options or an award of Restricted Shares under the 1992 Stock Plan may make such relinquishment the elective or mandatory form of satisfying such taxes. At the discretion of the Compensation Committee, in connection with any such payment or benefit, the Company and any such employee or other person also may make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the U.S. Federal income tax consequences of grants and exercises under the 1992 Stock Plan is based on an analysis of the IRC as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the U.S. Federal income tax consequences described below, an individual who receives a grant of options, related rights or Restricted Shares may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

  Tax Consequences to Employees

     NON-QUALIFIED STOCK OPTIONS. In general, (i) at the time a non-qualified stock option is granted, no income will be recognized by an employee; (ii) at the time of exercise of a non-qualified option, ordinary income will be recognized by the employee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).

     ISOS. No income generally will be recognized by an employee upon the grant or exercise of an ISO. If shares of Common Stock are issued to an optionee pursuant to the exercise of an ISO and no disqualifying disposition of the shares is made by the employee within two years after the date of grant or within one year after the transfer of the shares to the employee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the employee as a capital gain and any loss sustained will be a capital loss.

     If shares of Common Stock of the Company acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the employee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in the sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the employee generally will be taxed as a capital gain (or loss).

     RELOAD OPTIONS. An employee will not be subject to tax in connection with the grant of a Reload Option. The exercise of a Reload Option will be taxed as an ISO or a non-qualified stock option, as the case may be, as described above.

     APPRECIATION RIGHTS. No income will be recognized by an employee in connection with the grant of a stock appreciation right. When the appreciation right is exercised, the employee normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any non-restricted shares of Common Stock, received pursuant to the exercise.

     RESTRICTED SHARES. An employee receiving Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares reduced by any amount paid by the employee at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the IRC. However, an employee who so elects under
Section 83(b) of the IRC within 30 days of the date of transfer of the Restricted Shares will have taxable ordinary income on the date of transfer of the Shares equal to the excess of the fair market value of the Shares (determined without regard to the risk of the forfeiture or restrictions on transfer) over any purchase price paid for the Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the employee.

  Tax Consequences to the Company

     To the extent that an employee recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the IRC, and is not disallowed by the $1 million limitation on certain executive compensation contained in Section 162(m) of the IRC.

NEW PLAN BENEFITS TABLE

     It is not possible to determine the specific amounts that may be awarded to various individuals in the future under the 1992 Stock Plan. The following table sets forth the stock options and Restricted Shares received by or allocated to
(i) each of the Named Executive Officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, including all current officers who are not executive officers, as a group, for the year ended December 31, 1997.

                            NEW PLAN BENEFITS TABLE

                          1992 STOCK PLAN, AS AMENDED

                                       RESTRICTED SHARES       STOCK OPTIONS
                                      -------------------   -------------------
                                       DOLLAR                DOLLAR
                                       VALUE      NUMBER     VALUE      NUMBER
         NAME AND POSITION             ($)(a)    OF UNITS    ($)(b)    OF UNITS
         -----------------            --------   --------   --------   --------
Robert G. Paul                              0          0     43,125     30,000
  President and Chief Executive
     Officer
Erik van der Kaay                           0          0     24,438     17,000
  Executive Vice President
Robert A. Youdelman                         0          0     24,438     17,000
  Executive Vice President,
     Chief Financial Officer and
     Assistant Secretary
McDara P. Folan, III                        0          0      8,194      5,700
  Vice President, Secretary and
     General Counsel
James L. LePorte, III                       0          0     10,781      7,500
  Vice President, Treasurer and
     Controller
Executive Group                       284,063     15,000    118,738     82,600
Non-Executive Director Group                0          0          0          0
Non-Executive Officer Employee        473,438     25,000    443,181    324,300
  Group

---------------

(a) Based on the closing market price of the Company's Common Stock on the date of such awards.

(b) Calculated by subtracting the exercise price from $18.4375 the closing market price of the Company's Common Stock on December 31, 1997, and multiplying the difference by the number of stock options.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock which are represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the Amendment, provided that a majority of the outstanding shares is voted with respect hereto.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 1998 AMENDMENT TO THE 1992 STOCK PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P. as the independent auditors to audit the books and accounts of the Company for the year ending December 31, 1998, and is requesting ratification of such appointment by the stockholders at the Annual Meeting. Coopers & Lybrand L.L.P. has served in this capacity since 1968. Should this appointment not be ratified by the holders of a majority of the shares voting in person or by proxy at the meeting, the Board of Directors will consider appointing other auditors to audit the books and accounts of the Company. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                                 OTHER MATTERS

     Management of the Company knows of no matters other than those referred to above to be voted upon at the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                 MISCELLANEOUS

     The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegraph or in person (but will receive no additional compensation for such solicitation). The Company also has retained W. F. Doring & Co. Inc., Jersey City, New Jersey, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $2,500, plus out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

     The Charles Schwab Trust Company, as trustee under the Company's Employee Before-Tax Savings Plan, will vote shares of the Company's Common Stock held in the Plan in accordance with the written instructions, which it is required to request, received from the participants in whose accounts the shares are held, whether or not vested, and, in accordance with the terms of the Plan, it will vote all shares for which it does not receive voting instructions in the same proportions as it votes the shares for which it does receive instructions.

                                 ANNUAL REPORT

     The Annual Report, including financial statements, of the Company for the year 1997 is enclosed herewith but is not a part of the proxy soliciting material.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement relating to that meeting no later than November 19, 1998. Such proposals should be directed to the Secretary of the Company at the Company's offices, 25101 Chagrin Boulevard, Beachwood, Ohio 44122.

                                            By order of the Board of Directors

                                                    MCDARA P. FOLAN, III
                                                         Secretary
Dated: March 19, 1998

                                                                       EXHIBIT A

                         TEXT OF 1998 AMENDMENT TO THE
                       ALLEN TELECOM INC. 1992 STOCK PLAN

     Section 2 of the 1992 Stock Plan hereby is amended by deleting the first sentence of Section 2 in its entirety and inserting in place thereof the following sentence:

        "The total numbers of shares of Common Stock with respect to which options may be granted and Restricted Shares may be awarded under the Plan shall not exceed 3,528,221."

                               ALLEN TELECOM INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

                                                       FOR    WITHHELD   FOR ALL
                                                       ALL      ALL      EXCEPT
1. ELECTION OF DIRECTORS --
   Nominees:                                           [ ]      [ ]        [ ]
   --------
   P. Wm. Colburn, J.K. Conway, A.H. Gordon, W.O. Hunt,
   J.C. Lyons, J.F. McNiff, R.G. Paul, C.W. Robinson
   and W.M. Weaver, Jr.


   ---------------------------------------------
   Nominee Exception(s)


                                                      FOR     AGAINST   ABSTAIN


2. Approval of Amendment to increase the number of
   shares available under the 1992 Stock Plan.        [ ]       [ ]        [ ]


3. Ratification of appointment of Coopers &
   Lybrand L.L.P. as auditors for the year ending
   December 31, 1998.                                 [ ]       [ ]        [ ]



                                                 This proxy, when properly
                                                 executed, will be voted in
                                                 the manner directed herein by
                                                 the undersigned stockholder.
                                                 If no direction is made, this
                                                 proxy will be voted FOR
                                                 proposals 1, 2 and 3.


                                                 Date:
                                                      -------------------------

                                                 Signature(s)
                                                             ------------------

                                                 Signature(s)
                                                              -----------------

                                                 NOTE: Please sign exactly as
                                                 name appears hereon. Joint
                                                 owners should each sign
                                                 personally. Executors,
                                                 administrators, trustees,
                                                 attorneys, guardians and
                                                 officers signing for
                                                 corporations or partnerships
                                                 should give full title as
                                                 such.

 ................................................................................

                              FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT!

                  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
                   IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

PROXY                                                                      PROXY

                               ALLEN TELECOM INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING TO BE HELD ON MAY 1, 1998.

The undersigned hereby appoints Philip Wm. Colburn, Jill K. Conway and John F. McNiff, and each of them (with full power of substitution), as proxies of the undersigned to vote all stock of Allen Telecom Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 1, 1998 at 9:30 A.M. and at any adjournment thereof, as designated on the reverse side hereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

[ ] Check here for address change.

    New address:__________________________________

__________________________________________________

__________________________________________________

            PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

 ................................................................................

                              FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT!

                  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
                   IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.